Exhibit (a)(1)

ARTICLES OF INCORPORATION

OF

BLACKROCK VARIABLE SERIES FUNDS II, INC.

THE UNDERSIGNED, John M. Perlowski, whose post office address is 55 East 52nd Street, New York, New York 10055, being at least eighteen years of age, does hereby act as an incorporator, under and by virtue of the General Corporation Law of the State of Maryland authorizing the formation of corporations and with the intention of forming a corporation.

ARTICLE I

NAME

The name of the corporation is BLACKROCK VARIABLE SERIES FUNDS II, INC. (the “Corporation”).

ARTICLE II

PURPOSES AND POWERS

The purpose or purposes for which the Corporation is formed and the business or objects to be transacted, carried on and promoted by it are as follows:

(1)               To conduct and carry on the business of an investment company of the management type.

(2)               To hold, invest and reinvest its assets in securities, and in connection therewith, to hold part or all of its assets in cash.

(3)               To issue and sell shares of its own capital stock in such amounts and on such terms and conditions, for such purposes and for such amount or kind of consideration now or hereafter permitted by the General Corporation Law of the State of Maryland and by these Articles of Incorporation, as its Board of Directors may determine; provided, however, that the value of the consideration per share to be received by the Corporation upon the sale or other disposition of any shares of its capital stock shall be not less than the net asset value per share of such capital stock outstanding at the time of such event.

(4)               To redeem, purchase or otherwise acquire, hold, dispose of, resell, transfer, reissue or cancel (all without the vote or consent of the stockholders of the Corporation) shares of its capital stock, in any manner and to the extent now or hereafter permitted by the General Corporation Law of the State of Maryland and by these Articles of Incorporation.

(5)               To do any and all such further acts or things and to exercise any and all such further powers or rights as may be necessary, incidental, relative, conducive, appropriate or desirable for the accomplishment, carrying out or attainment of all or any of the foregoing purposes or objects.

The Corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the General Corporation Law of the State of Maryland now or hereafter in force, and the enumeration of the foregoing shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

ARTICLE III

PRINCIPAL OFFICE AND RESIDENT AGENT

The post office address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093-2264. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, a corporation of the State of Maryland and the post office address of the resident agent is 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093-2264.

ARTICLE IV

CAPITAL STOCK

(1) The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion Seven Hundred Million (1,700,000,000) shares, of the par value of $0.0001 per share, and of the aggregate par value of One Hundred Seventy Thousand Dollars ($170,000). The capital stock shall initially consist of three series, known as BlackRock High Yield V.I. Fund, BlackRock Total Return V.I. Fund, and BlackRock U.S. Government Bond V.I. Fund (together, the “Series”, each, a “Series”). The shares of each of the Series shall consist, until further changed, of three classes of shares designated Class I, Class II and Class III (together, the “Classes”). The Series and Classes shall consist, until further changed, of the following amount of shares:

BlackRock High Yield V.I. Fund

Class I	200,000,000
Class II	100,000,000
Class III	100,000,000

BlackRock Total Return V.I. Fund

Class I	600,000,000
Class II	100,000,000
Class III	100,000,000

BlackRock U.S. Government Bond V.I. Fund

Class I	300,000,000
Class II	100,000,000
Class III	100,000,000

(2) The holders of each share of stock of the Corporation shall be entitled to one vote for each full share, and a fractional vote for each fractional share of stock, irrespective of the Class or Series, then standing in his name on the books of the Corporation. On any matter submitted to a vote of Stockholders, all shares of the Corporation then issued and outstanding and entitled to vote shall be voted in the aggregate and not by Class or Series except that (a) when otherwise expressly required by the Maryland General Corporation Law or the Investment

Company Act of 1940, as amended, shares shall be voted by individual Classes or Series, (b) only shares of the respective Classes and Series are entitled to vote on matters concerning only that Class and Series, and (c) fundamental policies, as specified in Article VIII of the Bylaws, may not be changed, unless a change affects only one Series, without the approval of the holders of a majority of the Corporation’s outstanding voting shares, including a majority (as defined under the Investment Company Act of 1940) of the shares of each Series.

(3) Each Series of stock of the Corporation shall have the following powers, preferences or other special rights, and the qualifications, restrictions and limitations thereof shall be as follows:

(a) The shares of each Series, when issued, will be fully paid and non-assessable, have no preference, preemptive, conversion, exchange, or similar rights, and will be freely transferable.

(b) The Board of Directors may from time to time declare and pay dividends or distributions, in stock or in cash, on any or all Series of stock, the amount of such dividends and distributions and the payment of them being wholly in the discretion of the Board of Directors.

(i) Dividends or distributions on shares of any Series of stock shall be paid only out of earned surplus or other lawfully available assets belonging to such Series.

(ii) Inasmuch as one goal of the Corporation is to qualify as a “regulated investment company” under the Internal Revenue Code of 1986, as amended, or any successor or comparable statute thereto, and Regulations promulgated thereunder, and inasmuch as the computation of net income and gains for Federal income tax purposes may vary from the computation thereof on the books of the Corporation, the Board of Directors shall have the power in its discretion to distribute in any fiscal years as dividends, including dividends designated in whole or in part as capital gains distributions, amounts sufficient in the opinion of the Board of Directors, to enable the Corporation to qualify as a regulated investment company and to avoid liability for the Corporation for Federal income tax in respect of that year. In furtherance, and not in limitation of the foregoing, in the event that a Series has a net capital loss for a fiscal year, and to the extent that a net capital loss for a fiscal year offsets net capital gains from one or more of the other Series, the amount to be deemed available for distribution to the Series with the net capital gain may be reduced by the amount of offset.

(c) The assets belonging to each Series of stock shall be charged with the liabilities in respect of such Series, and also shall be charged with its share of the general liabilities of the Corporation, in proportion to the asset value of the respective Series determined in accordance with the Articles of Incorporation of the Corporation. The determination of the Board of Directors shall be conclusive as to the amount of liabilities, the allocation of the same as to a given Series, and as to whether the same or general assets of the Corporation are allocable to one or more Series.

(4) The Board of Directors may classify or reclassify any unissued shares of capital stock of any Class or Series into one or more additional or other Classes or Series as may be established from time to time by setting or changing in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock and pursuant to such classification or reclassification to increase or decrease the number of authorized shares of any existing Class or Series.

(5)               Any reference to “shares,” “stock,” or “shares of stock” in these Articles of Incorporation shall be deemed to refer, unless the context otherwise requires, to the shares of each separate Class and/or Series. As used in the charter of the Corporation, the terms “charter” and “Articles of Incorporation” shall mean and include the Articles of Incorporation of the Corporation, as amended, supplemented and restated from time to time by Articles of Amendment, Articles Supplementary, Articles of Restatement or otherwise.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE DIRECTORS AND STOCKHOLDERS

(1)               The initial number of directors of the Corporation shall be one, which number may be increased or decreased pursuant to the Bylaws of the Corporation but shall never be less than one. The name of the director who shall act until the first annual meeting or until his successor is duly elected and qualifies is John M. Perlowski.

(2)               The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of capital stock of any Class or Series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations as may be set forth in these Articles of Incorporation or in the Bylaws of the Corporation or in the General Corporation Law of the State of Maryland.

(3)               No holder of stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of the capital stock of the Corporation or any other security of the Corporation which it may issue or sell (whether out of the number of shares authorized by these Articles of Incorporation, or out of any shares of the capital stock of the Corporation acquired by it after the issue thereof, or otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine.

(4)               Each director and each officer of the Corporation shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Maryland.

(5)               The Board of Directors of the Corporation may make, alter or repeal from time to time any of the bylaws of the Corporation except any particular bylaw which is specified as not subject to alteration or repeal by the Board of Directors, subject to the requirements of the Investment Company Act of 1940, as amended.

(6)               These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares of the Corporation entitled to vote on any such amendment.

ARTICLE VI
REDEMPTION

Each holder of shares of capital stock of the Corporation shall be entitled to require the Corporation to redeem all or any part of the shares of capital stock of the Corporation standing in the name of such holder on the books of the Corporation, and all shares of capital stock issued by the Corporation shall be subject to redemption by the Corporation, at the redemption price of such shares as in effect from time to time as may be determined by the Board of Directors of the Corporation in accordance with the provisions hereof, subject to the right of the Board of Directors of the Corporation to suspend the right of redemption of shares of capital stock of the Corporation or postpone the date of payment of such redemption price in accordance with provisions of applicable law. The redemption price of shares of capital stock of the Corporation shall be the net asset value thereof as determined by the Board of Directors of the Corporation from time to time in accordance with the provisions of applicable law, less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Directors of the Corporation. Payment of the redemption price shall be made in cash by the Corporation at such time and in such manner as may be determined from time to time by the Board of Directors of the Corporation.

ARTICLE VII

DETERMINATION BINDING

Any determination made in good faith, so far as accounting matters are involved, in accordance with accepted accounting practice by or pursuant to the direction of the Board of Directors, as to the amount of assets, obligations or liabilities of the Corporation, as to the amount of net income of the Corporation from dividends and interest for any period or amounts at any time legally available for the payment of dividends, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating reserves or as to the use, alteration or cancellation of any reserves or charges (whether or not any obligation or liability for which such reserves or charges shall have been created has been paid or discharged or shall be then or thereafter required to be paid or discharged), as to the price of any security owned by the Corporation or as to any other matters relating to the issuance, sale, redemption or other acquisition or disposition of securities or shares of capital stock of the Corporation, and any reasonable determination made in good faith by the Board of Directors as to whether any transaction constitutes a purchase of securities on “margin,” a sale of securities “short,” or an underwriting or the sale of, or a participation in any underwriting or selling group in connection with the public distribution of, any securities, shall be final and conclusive, and shall be binding upon the Corporation and all holders of its capital stock, past, present and future, and shares of the capital stock of the Corporation are issued and sold on the condition and understanding, evidenced by the purchase of shares of capital stock or acceptance of share certificates, that any and all such determinations shall be binding as aforesaid. No provision of these Articles of Incorporation shall be effective to (a) require a waiver of compliance with any provision of the

Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, or of any valid rule, regulation or order of the Securities and Exchange Commission thereunder or (b) protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

ARTICLE VIII

PERPETUAL EXISTENCE

The duration of the Corporation shall be perpetual.

ARTICLE IX
AMENDMENT

The Corporation reserves the right from time to time to make any amendment of its charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its charter, of any outstanding stock.

[SIGNATURE APPEARS ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, I hereby execute these Articles of Incorporation and acknowledge the same to be my act on this 19th day of April, 2018.

/s/ John M. Perlowski
John M. Perlowski
Incorporator